Exhibit 10.26

[PUBLIC FILM WORKS LOGO]

Exclusive Production Agreement

        This letter will confirm the agreement between Car Pool Guy Partners LLC (CPGP), a Pennsylvania company and Public Media Works Inc. (PMW), a Delaware corporation regarding the motion picture currently known the "Car Pool Guy".

        It is agreed that the property and screenplay "Car Pool Guy", which has been developed by PMW, in consideration of 10% of the production budget of the film, will be assigned to CPGP. In addition, PMW will provide marketing and PR services and will receive 45% of 100% of the equity of CPGP.

Warrants and Representations

        PMW warrants that it has exclusive 100% ownership of the property, "Car Pool Guy" and all Rights are free and clear of any claim, right, adverse interest or encumbrance and has the authority and unencumbered right to enter into this Agreement

        Until such time as we execute a more detailed document incorporating these and other provisions standard for such agreements in the entertainment industry, this will constitute a binding agreement. This Agreement constitutes the entire understanding between us with respect to the subject matter hereof and no modification of this Agreement shall be effective unless it is in writing executed by us both.

        This Agreement shall be construed in accordance with the laws of the State of California applicable to contracts negotiated, executed, and to be wholly performed within said state

ACCEPTED AND AGREED:

/s/ Corbin Bernsen	10/15/04

Corbin Bernsen, for PMW Inc	Date
/s/ Mike Wittlin	10/15/04

Mike Wittlin, for CPGP LLC.	Date

Public Media Works Inc. 14759 Oxnard St. • Van Nuys, California 91411 (818) 904-9029 • Fax (818) 904-9341 www.publicmediaworks.com